EXHIBIT 99


[LOGO]
ARCA               Appliance Recycling Centers of America, Inc.
INCORPORATED       7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000


FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
                                     Edward R. (Jack) Cameron (952) 930-9000
                                     Richard G. Cinquina, Equity Market Partners
                                     (612) 338-0810


              APPLIANCE RECYCLING CENTERS OF AMERICA, INC. REPORTS
                   CORRECTED NET LOSS FOR 2002 FOURTH QUARTER

MARCH 11, 2003--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today said that its previously reported net loss of $0.24 per diluted share for the fourth quarter of 2002 ended December 28 was incorrectly calculated. The Company's actual net loss for this period was $0.31 per diluted share. As a result of this change, the Company's net income for 2002 is $0.11 per diluted share, not the previously reported $.10 per diluted share.

ABOUT ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation's leading retailers of special-buy household appliances, primarily those manufactured by Whirlpool Corporation, Maytag Corporation and GE. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of February 2003, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Dayton, Ohio, market; and one in Los Angeles. ARCA is also one of the nation's largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
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Visit our web site at www.arcainc.com
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